Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this “Agreement”), is dated as of June 6, 2016 (the “Execution Date”), by and between Equity One, Inc. (the “Company”), a Maryland corporation, and William Brown (“Executive”). This Agreement shall be effective as of June 6, 2016 (the “Effective Date”). This Agreement supersedes, amends and restates in all respects the Employment Agreement dated as of January 5, 2015 between Executive and the Company.
RECITALS
The Company believes that Executive’s services will continue to be integral to the success of the Company. The Company wishes to retain the services of Executive and expects that Executive’s contribution to the growth of the Company will be substantial. The Company desires to provide for the continued employment of Executive on terms that will reinforce and encourage Executive’s attention and dedication to the Company. Executive is willing to commit himself to serve the Company, on the terms and conditions provided below.
IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
AGREEMENT
1.Employment. The Company hereby agrees to continue to employ Executive from and after the Effective Date, and Executive hereby agrees to such continued employment, on the terms and conditions hereinafter set forth.

2.Term. The period of employment of Executive by the Company (the “Employment Period”) commenced on February 9, 2015 and shall continue under this Agreement until February 9, 2018 (such three-year period, the “Initial Employment Period”) (or, in the event of any renewal and extension as contemplated hereby, the last day of the relevant successive one-year renewal and extension period) or such earlier date on or as of which this Agreement or Executive’s employment hereunder is terminated in accordance with the terms hereof. Subject to this Agreement or Executive’s employment hereunder being terminated in accordance with the terms hereof prior to the end of the Employment Period (or, in the event of any renewal and extension as contemplated hereby, the last day of the current successive one-year renewal and extension period), this Agreement and the Employment Period automatically shall be renewed for successive one-year periods thereafter, unless either party gives the other party prior written notice at least four (4) months before the expiration of the Employment Period (the “Notice Date”) of that party’s intent to allow the Employment Period and this Agreement to expire (a “Non-Renewal Notice”). As used herein, “End of Term Date” means the last day of the Initial Employment Period; provided, however, that, if this Agreement and the Employment Period shall (as provided above) have been automatically renewed and extended for any successive one-year period, “End of Term Date” means the last day of such one-year period.

3.Position and Duties.
(a)Executive Position. Executive shall serve as an Executive Vice President of Development of the Company. As an Executive Vice President of Development, Executive shall have such duties and responsibilities as may be prescribed by the Chief Executive Officer, the

President, the Chairman of the Board and/or the Board of Directors (the “Board”). Executive shall report to the Chief Executive Officer. Executive shall devote his full business time, attention and energies to the Company’s affairs as are necessary to fully perform his duties for the Company (other than absences due to illness or vacation).

4.Place of Performance. The principal place of employment of Executive shall be at the Company’s corporate offices in New York, New York. Executive shall be required to travel to other locations as may be necessary and/or requested by the Company to fulfill Executive’s duties and responsibilities hereunder.

5.Compensation and Related Matters.

(a)Salary. During the Employment Period, the Company shall pay Executive an annual base salary of not less than $360,000 (“Base Salary”). Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If the Company increases Executive’s Base Salary, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. The Company may not decrease Executive’s Base Salary during the Employment Period.
(b)Annual Bonus
(i)The Board’s compensation committee (the “Compensation Committee”) shall review Executive’s performance at least annually following each calendar year of the Employment Period and cause the Company to award Executive such bonus (“Bonus”) as the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company. Subject to the following sentence of this Section 5(b)(i), the amount of Executive’s Bonus shall be determined in the sole and absolute discretion of the Compensation Committee and shall depend on, among other things, the Company’s achievement of certain performance levels established from time to time by the Compensation Committee (such performance levels, as from time to time established by the Compensation Committee, the “Performance Levels”), which may (in the sole and absolute discretion of the Compensation Committee) include, without limitation, metrics based on the progress and success of development and redevelopment projects assigned to Executive. It is anticipated that the Performance Levels will be set for each calendar year of the Employment Period so that Executive can reasonably be expected to earn a Bonus for 2016 in an amount equal in value to $258,333, and for 2017 and each calendar year thereafter, $300,000 (the “Bonus Target”). At the discretion of the Company, up to fifty percent (50%) of any Bonus payable to Executive as contemplated by this Section 5(b) may be payable in shares of the Company’s restricted stock, with such shares to be valued for such purposes at a price per share equal to the Market Value (as defined below) of a share of the Company’s common stock determined as of the date on which the amount of such Bonus is determined by the Compensation Committee (such date, the “Bonus Grant Date”) and which shares shall vest in equal portions on the first, second and third year anniversaries of the Bonus Grant Date, subject to Executive’s continued employment by the Company through such dates. The restricted stock portion of each Bonus is referred to in this Agreement as “Bonus Award Restricted Stock.” Each award of Bonus Award Restricted Stock shall be subject to an equity compensation plan of the Company and shall be subject to Executive’s execution of a standard Company restricted stock agreement consistent with the terms of this subsection. Any Bonus payable to Executive as contemplated by this Section 5(b) shall be payable on or before March 15th of the calendar year following the calendar year to which such Bonus relates. “Market Value” of a share of common stock or any other equity interest as of any date means the average closing price of such share of common stock or other equity interest on the principal stock exchange on which such share of common stock or other equity interest is listed and traded during the ten (10) trading days immediately preceding such date.

(ii)Notwithstanding anything contained herein to the contrary, no Bonus shall be payable hereunder to Executive with respect to any calendar year unless Executive is employed hereunder by the Company as of the last day of such calendar year.

(c)Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by him in the discharge of his duties hereunder, including travel expenses, upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. Any frequent flyer miles or points and similar benefits provided by hotels, credit card companies and others received by Executive in connection with his business travel shall be retained by Executive for his personal use. The Company may provide Executive with credit cards for the payment of business expenses issued either in the name of the Company with Executive as authorized user or in the name of Executive for the account of the Company, and balances thereon (to the extent they include charges for business expenses for which Executive is entitled to reimbursement under the first sentence of this Section 5(d)) shall be payable by the Company. Executive shall maintain detailed records of such expenses in such form as the Company may reasonably request and shall provide such records to the Company no less frequently than monthly.

(d)Vacation; Illness. Executive shall be entitled to the number of days of vacation per year provided to the Company’s other employees, but in no event less than 20 days annually (in addition to Company recognized national holidays). In all other respects, the Company’s vacation policy shall apply, including with respect to a cap on accrued but unused paid time off. Executive shall also be entitled to take up to 30 sick days leave per year.

(e)Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his wife and dependents to the extent provided therein and subject to their qualifying therefor) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time on terms no less favorable than generally provided for its other employees, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in and be covered under all pension, retirement, savings and other employee benefit, and perquisite plans and programs generally maintained from time to time by the Company on terms no less favorable than generally provided for its other employees. For clarification, for the purposes of the plans and programs referenced in this Section 5(e): plans or programs or other benefits that are provided to any officer pursuant to the provisions of any negotiated contract shall not be deemed to be generally provided for its other employees.

(f)Home Office. The parties understand that Executive may from time to time be called upon to provide services to the Company from his home or while on the road. In order to enable Executive to so perform such services, the Company shall, at its cost, provide Executive with such equipment and services at his home, and such cellular telephone services and equipment, as may be necessary and appropriate to enable him to so perform such services (the “Home Office Costs”), provided that the Home Office Costs shall not exceed $1,000 per year.

(g)Restricted Stock. The Company shall grant Executive 12,316 shares of the Company’s common stock, one hundred percent (100%) of which shall vest on June 6, 2020 (the “Vesting Date”), subject to Executive’s continued employment by the Company through the Vesting Date (the “2016 Restricted Stock Grant”). The 2016 Restricted Stock Grant shall be governed by the Company’s equity incentive plan and shall be subject to Executive’s execution of a standard Company restricted stock agreement consistent with the terms of this subsection.

(h)No Hedging or Pledging; Stock Ownership Guidelines. Executive will comply with the anti-hedging policy and anti-pledging policy set forth in the Company’s Corporate Governance Guidelines, as amended from time to time.

6.Termination. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a)Death. Executive’s employment hereunder shall terminate upon his death.

(b)Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period in excess of sixty (60) days in any 12-month period despite any reasonable accommodation available from the Company, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c)Without Cause. The Company shall have the right to terminate Executive’s employment for any reason or for no reason, which termination shall be deemed to be without Cause unless made for any of the reasons specified in Section 6(d), and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(d)Cause. The Company shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon Executive’s:

(i)Breach of any material provision of this Agreement;

(ii)The indictment or conviction of Executive for a felony, capital crime or any crime involving moral turpitude, including, but not limited to, crimes involving illegal drugs; or

(iii)Willful misconduct in or relating to (I) the performance of Executive’s duties, (II) the use of property of the Company or any of its subsidiaries (III) conduct by Executive while Executive is on the premises of the Company or any of its subsidiaries, or (IV) Executive’s conduct while acting or purporting to act as an officer, employee or director of the Company or any of its subsidiaries.

For purposes of this Section 6(d), no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company or any Company Affiliate; provided, however, that the willful requirement outlined in clause (iii) above shall be deemed to have occurred if Executive’s action or non-action continues for more than ten (10) days after Executive has received written notice of the inappropriate action or non-action. Failure to achieve performance goals, in and of itself, shall not be grounds for a termination for Cause. For purposes of this Agreement, “Company Affiliate” means any entity in control of, controlled by or under common control with the Company or in which the Company owns a material amount of common or preferred stock or interest or any entity in control of, controlled by or under common control with such entity in which the Company owns any common or preferred stock or interest.
A determination of Cause shall be made by the Board in good faith. In the case of conduct described in clause (i) above, Cause will not be considered to exist unless (a) Executive is given written notice of such breach and (b) if such breach can reasonably be cured within thirty (30) days, such breach has not, within thirty (30) days after the date of such notice, been cured to the satisfaction of the Board or, if such breach cannot reasonably be cured within such 30-day period, Executive has not promptly commenced to cure such breach, thereafter diligently taken all appropriate steps to cure such breach as quickly as reasonably practical and cured such breach within sixty (60) days after the date of such notice, all to the satisfaction of the Board.
(e)Resignation Other Than For Good Reason. Executive shall have the right to resign his employment hereunder by providing the Company with a Notice of Termination, as provided in Section 7. Any termination pursuant to this Section 6(e) shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. If Executive enters into an agreement, commits or publicly announces Executive’s intention, understanding, or arrangement to be employed by or otherwise provide services to any person or entity that competes, plans to compete or is considering competing with the Company in any existing or proposed business of the Company, then Executive shall promptly notify the Company of such event and, unless otherwise agreed by the Company, shall be considered to have resigned without Good Reason upon such date (no more than 30 days after Executive notifies the Company of the occurrence of such event) as is specified by the Company in a Notice of Termination provided to Executive, unless such agreement is entered into in the two (2) month period immediately preceding the End of Term Date and after either party has issued a Non-Renewal Notice (which, as provided in Section 2, must be provided at least four (4) months prior to the expiration of the Employment Period).

(f)Resignation For Good Reason. Executive shall have the right to resign his employment hereunder for Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” to resign his employment if Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(i)the material breach by the Company of any of its agreements set forth herein;

(ii)except as consented to by Executive, any substantial or material diminution of Executive’s responsibilities, duties, authority or reporting structure, including, without limitation, reporting responsibilities and/or title; or

(iii)any material reduction, either from one year to the next, or within the current year, in Executive’s Bonus Target opportunity.

(each a “Good Reason Condition”). “Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days of the occurrence of such condition; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Executive terminates employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(g)Accelerated Resignation. If Executive issues a Non-Renewal Notice, the Company may at any time require Executive to resign on a date determined by the Company. A resignation pursuant to this subsection is referred to as an “Accelerated Resignation.”

7.Termination Procedure.

(a)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (whether by resignation or otherwise) during the Employment Period, except termination due to Executive’s death pursuant to Section 6(a), shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that states the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so stated. Any termination resulting from a Notice of Termination given by Executive or from a Notice of Termination by the Company that requires an Accelerated Resignation shall be deemed a resignation by Executive as an officer and employee of the Company and any subsidiary thereof and, if Executive is a member of the Board (or any board of directors of any subsidiary) or any committee thereof (or of any such board of directors), as such member; provided, however, that the Board may, in its sole and absolute discretion, waive such resignation. On or prior to the Date of Termination, including without limitation upon a termination without Cause, Executive shall resign from any and all other positions that Executive holds with the Company, as an officer, director or otherwise.

(b)Date of Termination. The effective date of any termination of Executive’s employment by the Company or by Executive (whether by resignation or otherwise) (the “Date of Termination”) shall be (i) if Executive’s employment is terminated by his death, the date of his death, and (ii) if Executive’s employment is terminated for any other reason by the Company or by Executive (whether by resignation or otherwise), the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

8.Compensation Upon Termination or During Disability. If Executive experiences a Disability or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and other benefits (which, for the purposes of this Agreement, shall include, without limitation, any accelerated or automatic vesting of any unvested shares of restricted stock or of any unvested stock options) set forth below; provided, however, as a specific condition to being entitled to any payments or other benefits under this Section 8 (other than pursuant to clause (A) of Section 8(a)(i) and Sections 8(a)(iv) and (v), 8(b)(i), (iv) and (v) and 8(c)(i), (ii) and (iii) hereof), Executive must, within forty (40) days after the Date of Termination, (a) have resigned as a director, trustee, officer and employee of the Company and all of its subsidiaries and, if Executive is a member of the Board (or any board of directors of any subsidiary) or any committee thereof (or of any such board of directors) as such member and (b) have executed and delivered to the Company a release of both the Company and Company Affiliates in the form attached hereto as Exhibit A (the “Release”) (and have not revoked such Release for a period of seven (7) days following its execution by Executive and its delivery to the Company) (the conditions set forth in this proviso are hereafter sometimes referred to collectively as the “Qualifying Conditions”). Executive acknowledges and agrees that the payments and other benefits set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period, which the parties hereto have agreed to as being reasonable, and Executive acknowledges and agrees that he shall have no other remedies in connection with or as a result of any such termination and, except as expressly set forth in this Agreement, shall not be entitled to any other payments or benefits on account of or with respect to any such termination. As used herein, “Entitlement Commencement Date” means the sixtieth (60th) day following the Date of Termination.

(a)Disability; Death. During any period that Executive fails to perform his duties hereunder as a result of a Disability, Executive shall continue to be entitled to receive his full Base Salary as set forth (and subject to the conditions) in Section 5(a) and his full Bonus as set forth (and subject to the conditions) in Section 5(b) until his employment is terminated pursuant to Section 6(b) or otherwise as provided herein. In addition, if on or after the Effective Date Executive’s employment is terminated for Disability pursuant to Section 6(b) or due to Executive’s death pursuant to Section 6(a), then the following shall apply.
(i)The Company (A) as soon as practicable following the Date of Termination shall pay to Executive or his estate, as the case may be, a lump sum payment equal to his unpaid Base Salary and, subject to Company policy, accrued vacation pay through the Date of Termination and (B) subject to the Qualifying Conditions, from and after the Entitlement Commencement Date continue to pay (retroactively from the Date of Termination) to Executive or his estate, as the case may be, his continued Base Salary through the earlier to occur of (I) the one hundred and twentieth (120th) day following the Date of Termination or (II) the End of Term Date.

(ii)Subject to the Qualifying Conditions, on the Entitlement Commencement Date, (A) a percentage of the 2016 Restricted Stock Grant shall vest equal to the percentage of the vesting period represented by the time period from the Effective Date through the Date of Termination; and (B) such unvested portion of any Bonus Award Restricted Stock that would have vested during the ninety (90) day period following the Date of Termination if employment had continued for such ninety (90) day period shall fully vest;

(iii)The Company shall reimburse Executive or his estate, as the case may be, pursuant to Section 5(d), for reasonable expenses incurred by Executive, but not reimbursed, prior to the Date of Termination.

(iv)Executive or his estate or named beneficiaries shall be entitled to such other rights, compensation and/or benefits as may be due to Executive or his estate or named beneficiaries in accordance with the terms and provisions of any other agreements, plans or programs of the Company (provided, however, that, to the extent that any such agreement, plan or program makes provision with respect to any of the matters referred to in the foregoing clauses (i) through (iv), the provisions of such clauses shall supersede and govern).

(v)Other than the Restricted Stock subject to acceleration under Section 8(a)(ii), any unvested stock options and unvested shares of the Company’s restricted stock granted to Executive prior to the Date of Termination will not vest and will be forfeited, returned to the

Company and, at the Company’s election, may be cancelled by the Company, except as provided otherwise in any applicable equity plan or award agreement.

(b)Termination By Company Without Cause, Termination by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or Executive terminates his employment with the Company for Good Reason and, except as otherwise specifically described below, then the following shall apply:

(i)The Company shall pay to Executive his unpaid Base Salary and, subject to Company policy, accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination or on such earlier date as may be required by applicable law.

(ii)Subject to the Qualifying Conditions, on the Entitlement Commencement Date the Company shall pay to Executive a lump-sum payment equal to the lesser of (A) an amount equal to Executive’s then current Base Salary for the balance of the Employment Period without giving effect to an earlier termination of the Employment Period or this Agreement based on the termination of Executive’s employment or (B) an amount equal to one (1) times Executive’s then current Base Salary.
(iii)Subject to the Qualifying Conditions, on the Entitlement Commencement Date the unvested portion of the 2016 Restricted Stock Grant and Bonus Award Restricted Stock shall fully vest (the “Full Acceleration”).

(iv)The Company shall reimburse Executive, pursuant to Section 5(c), for reasonable expenses incurred by Executive, but not reimbursed, prior to the Date of Termination.

(v)Executive shall be entitled to such other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any other agreements, plans or programs of the Company (provided, however, that, to the extent that any such agreement, plan or program makes provision with respect to any of the matters referred to in the foregoing clauses (i) through (iv), the provisions of such clauses shall supersede and govern).

(vi)Other than the restricted stock subject to the Full Acceleration, any unvested stock options and unvested shares of the Company’s restricted stock granted to Executive prior to the Date of Termination will not vest and will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company, except as provided otherwise in any applicable equity plan or award agreement.

(c)Termination by the Company for Cause or By Executive Other Than For Good Reason. If Executive’s employment is terminated by the Company for Cause or on account of Executive’s resignation other than for Good Reason, then the following shall apply:
(i)The Company shall pay Executive his unpaid Base Salary and, to the extent required by law or the Company’s vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination or on such earlier date as may be required by applicable law.

(ii)The Company shall reimburse Executive, pursuant to Section 5(c), for reasonable expenses incurred by Executive, but not reimbursed, prior to the Date of Termination, unless such termination resulted from a misappropriation of Company funds.

(iii)Executive shall be entitled to such other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any other agreements, plans or programs of the Company (provided, however, that, to the extent that any such agreement, plan or program makes provision with respect to any of the matters referred to in the foregoing clauses (i) and (ii) and clause (iv) below, the provisions of such clauses shall supersede and govern).

(iv)Any unvested stock options and unvested shares of the Company’s restricted stock granted to Executive prior to the Date of Termination will not vest and will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company.

(d)Accelerated Resignation. If Executive’s employment is terminated by an Accelerated Resignation, then Executive shall be entitled to all payments and benefits to which he would have been entitled in the event of a resignation by Executive other than for Good Reason plus, subject to the Qualifying Conditions, continuation of Executive’s Base Salary on the Company’s regular payroll dates until the End of Term Date. Such payments and benefits beyond those payable in the event of a resignation without Good Reason shall be contingent on Executive having resigned as a director, trustee, officer and employee of the Company and all of its subsidiaries and, if Executive is a member of the Board (or any board of directors of any subsidiary) or any committee thereof (or of any such board of directors) as such member.

(e)Bonus. If the termination of Executive’s employment hereunder occurs after the end of any calendar year of the Company for which a Bonus is payable to Executive pursuant to Section 5(b) above and Executive’s termination occurs prior to the date such Bonus is paid for such calendar year, Executive (or his estate, as the case may be) shall be entitled to payment of such Bonus that is earned for such calendar year without regard to whether Executive’s termination of employment precedes the date such Bonus is payable pursuant to the terms of this Agreement. For the avoidance of doubt, if the Date of Termination shall occur prior to the last day of a calendar year, no Bonus shall be payable to Executive with respect to such calendar year.
(f)Tax Compliance Delay in Payment. If the Company reasonably determines that any payment or benefit due under this Section 8, or any other amount that may become due to Executive after termination of employment, would result in an excise tax to Executive under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), because Executive is a “specified employee,” as defined in Code Section 409A, upon termination of Executive’s employment for any reason other than death (whether by resignation or otherwise), such payment, benefit or other amount will not be paid or provided to Executive earlier than six months after the date of termination of Executive’s employment and such payment, benefit or other amount will be paid or provided, or commence to be paid or provided, as the case may be, on the date that is six months and one day after the termination of Executive’s employment, together with interest at the rate of five percent (5%) per annum beginning with the date one day after the Date of Termination until the date of payment. All other payments, benefits or other amounts (e.g., amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b)) (including without limitation by reason of the safe harbor set forth in Treasury regulation Section 1.409A-1(b)(9)(iii)), as determined by the Company in its reasonable good faith discretion, or benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5)) will be paid or provided to Executive at or within the time provided notwithstanding the fact that the payment or provision of other payments, benefits or amounts is delayed pursuant to this Section 8(f).

(g)Expiration of This Agreement. If the Employment Period and this Agreement shall expire as a consequence of the Company giving written notice to Executive of its election, as contemplated by Section 2, to allow the Employment Period and this Agreement to expire, then upon such expiration of the Employment Period and subject to Executive’s continued employment through the end of the Employment

Period, the 2016 Restricted Stock Grant and all unvested Bonus Award Restricted Stock shall vest. In addition, for the avoidance of doubt, the parties confirm that, upon the expiration of the Employment Period, the non-renewal of this Agreement or the termination of Executive’s employment hereunder for any reason or for no reason shall not be considered a termination by Company without Cause or termination by Executive for Good Reason, and except as herein otherwise expressly provided, Executive shall not be entitled to any termination payments or other benefits hereunder as a consequence thereof.

(h)Change of Control; Privatization Transaction. In the event of a Change of Control or Privatization Transaction, all unvested portions of the 2016 Restricted Stock Grant and the Bonus Award Restricted Stock shall vest immediately prior to the Change of Control or Privatization Transaction if: (i) immediately following the Change of Control or Privatization Transaction, the shares of the Company’s common stock outstanding immediately prior to such event will remain outstanding, but will not be listed on a nationally recognized stock exchange, including without limitation the NYSE, the NYSE Amex, NASDAQ or their successors, or (ii) all of the shares of the Company’s common stock outstanding immediately prior to such event will be acquired, converted or exchanged for consideration that does not consist entirely of common equity securities that are listed on a nationally recognized stock exchange, including without limitation the NYSE, the NYSE Amex, NASDAQ or their successors.

(i)Change of Control. For purposes of this Agreement, a “Change of Control” means:

(i)Consummation by the Company of (A) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, other than a reorganization, merger or consolidation or other transaction that would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities that represent immediately after such transaction more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of the surviving company, (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company;

(ii)Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose appointment, election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an appointment, election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)The acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, of more than 26% of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (A) the Company or its subsidiaries, or (B) any person, entity or “group” that as of the Effective Date beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) a Controlling Interest of the Company or any affiliate of such person, entity or “group.”

Executive acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, a Change of Control shall not be deemed to have occurred for purposes of this Agreement if, after the consummation of any of the events described in the definition of a Change of Control, Chaim Katzman remains Chairman of the Board of the Successor Employer (as hereinafter defined) and if Gazit-Globe, Ltd. and its affiliates own in the aggregate 26% or more of the outstanding voting securities of the Successor Employer. For purposes of this Agreement, the term “Successor Employer” shall mean the Company, the reorganized, merged or consolidated Company (or the successor thereto), or the acquiror (through merger or otherwise) of all or substantially all of the assets of the Company, as the case may be.
(j)“Privatization Transaction” means the acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of more than 50% of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors if, following the closing of any such transaction, the Company’s common stock is not listed (or, if such transaction resulted in the acquisition, conversion or exchange of the Company’s common stock for common equity securities of another entity, such common equity securities are not listed) on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

9.Repayment By Executive. Executive acknowledges and agrees that the bonuses and other incentive-based or equity-based compensation received by him from the Company, and any profits realized from the sale of securities of the Company, are subject to the forfeiture and clawback requirements set forth in the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations, under the circumstances set forth therein. If any such forfeiture or clawback is required pursuant to the Sarbanes-Oxley Act of 2002 or other applicable law, rule or regulation, then within thirty (30) days after notice thereof from the Company, Executive shall pay to the Company the amount required to be repaid or forfeited.
10.Confidential Information; Ownership of Documents and Other Property
.
(a)Confidential Information. Without the prior written consent of the Company, except as may be required by law, Executive will not, at any time, either during or after his employment by the Company, directly or indirectly divulge or disclose to any person, entity, firm or association, including, without limitation, any future employer, or use for his own or others’ benefit or gain, any financial information, analyses of current or potential future development projects or acquisitions, prospects, customers, tenants, suppliers, clients, sources of leads, methods of doing business, intellectual property, plans, products, data, results of tests or any other trade secrets or confidential materials or like information of the Company, including (but not by way of limitation) any and all information and instructions, technical or otherwise, prepared or issued for the use of the Company (collectively, the “Confidential Information”), it being the intent of the Company, with which intent Executive hereby agrees, to restrict him from dissemination or using any like information that is not readily available to the general public.

(b)Information is Property of Company. All books, records, accounts, tenant, customer, client and other lists, tenant, customer and client street and e-mail addresses, analyses of current or potential future development projects or acquisitions and information (whether in written form or stored in any computer medium) relating in any manner to the business, operations or prospects of the Company and any of its subsidiaries, whether prepared by Executive or otherwise coming into Executive’s possession, (all of the foregoing are hereinafter referred to collectively as the “Company Records”) shall be the exclusive property of the Company and shall be returned to the Company immediately upon the expiration or termination of Executive’s employment or at the Company’s request at any time. Upon the expiration or termination of his employment, Executive will immediately deliver to the Company all lists, books, records, schedules, data and other information (including all copies) of every kind relating to or connected with the Company and its activities, business and customers.

(c)Defend Trade Secrets Act Notice. Executive understands that pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.Restrictive Covenant; Notice of Activities.

(a)Non-Competition. During the Employment Period and for a period of one (1) year after the expiration or termination of Executive’s employment, whether by resignation or otherwise (except if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason or by an Accelerated Resignation or ends on the End of Term Date due to a Non-Renewal Notice or ends due to the failure of a Successor Employer to assume and be bound by this Agreement), Executive shall not, without the prior written consent of the Board, directly or indirectly, enter into the employment of, render any services to, invest in, lend money to, engage, manage, operate, own or otherwise offer other assistance to, or participate in, as an officer, director, manager, employee, principal, proprietor, representative, stockholder, member, partner, associate, consultant or otherwise, any person or entity that competes, plans to compete or is considering competing with the Company in any business of the Company existing or proposed at the time Executive shall cease to perform services hereunder (a “Competing Entity”) in any state or with respect to any region of the United States, in either case in which the Company conducts material operations (defined as accounting for 10% or more of the Company’s revenue), or owns assets the value of which totals 10% or more of the total value of the Company’s assets, at any time during the term of this Agreement (collectively, the “Territory”). Notwithstanding the foregoing, Executive shall be permitted to own up to a five percent (5%) equity interest in a publicly traded Competing Entity. If Executive’s employment ends due to an Accelerated Resignation, the post-termination restriction pursuant to this subsection shall continue after the Date of Termination until the End of Term Date.

(b)Non-Interference with Business Relationships. During the Employment Period and for a period of one (1) year after the expiration or termination of Executive’s employment, for any reason whatsoever and whether by resignation or otherwise, Executive shall not, without the prior written consent of the Board, directly or indirectly, (i) interfere with or disrupt or diminish or attempt to disrupt or diminish, or take any action that could reasonably be expected to disrupt or diminish, any past or present or prospective relationship, contractual or otherwise, between the Company (or any of its subsidiaries) and any tenant, customer, supplier, sales representative, consultant or employee of the Company (or any of its subsidiaries) or (ii) directly or indirectly solicit for employment or attempt to employ, or assist any other person or entity in employing or soliciting for employment, either on a full-time or part-time or consulting basis, any employee (whether salaried or otherwise, union or non-union) of the Company (or any of its subsidiaries) or any individual who within one year prior thereto had been employed by the Company (or any of its subsidiaries).

(a)Return of Confidential Information and Company Property. Executive shall not upon expiration or termination of this Agreement take or retain any document or other medium that constitutes,

contains or represents any Confidential Information or Company Record, and as soon as reasonably possible following any such expiration or termination, Executive shall deliver to the Company (i) all Confidential Information and Company Records (including all copies and excerpts thereof) and (ii) any and all property of the Company or its subsidiaries in Executive’s possession or control, including any codes, manuals, cellular telephones, computers, software, hardware, floppy disks, corporate credit cards, keys, electronic beeper or other electronic device, data and other documents and materials that was provided or made available to Executive for the conduct of his duties hereunder during his employment or other retention by the Company or any of its subsidiaries, whether during or prior to the term of this Agreement.

(c)Prior Agreements; Third-Party Agreements and Rights. Executive hereby confirms that Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way Executive’s engagement in any business or Executive’s use or disclosure of information. Executive has previously provided the Company with a copy of any agreement that may restrict Executive’s activities on behalf of the Company. Executive represents to the Company that, to the best of Executive’s understanding and belief, Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any such previous employer or other party. In Executive’s work for the Company, Executive shall not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Executive shall not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(d)Notice and Procedure. Executive shall, prior to accepting any employment or engagement with any person or entity, inform such person or entity in writing of his noncompetition obligations under this Agreement. Executive shall also inform the Company in writing of such prospective employment or engagement prior to accepting such employment or engagement. If the Company or Executive has any concerns that any of Executive’s proposed or actual post-employment activities may be restricted by, or otherwise in violation of, this Section 11, such party shall notify the other party of such concerns and, prior to the Company commencing any action to enforce its rights under this Section 11 or Executive seeking a declaratory judgment with respect to his obligations under this Section 11, the Company and Executive shall meet and confer to discuss the prospective employment or engagement and shall provide the other party with an opportunity to explain why such prospective employment or engagement either does or does not violate this Section 11; provided, however, that the Company’s obligations to give notice under this clause and to meet with Executive before commencing any action shall not apply if Executive has not provided notice before engaging in activities that the Company reasonably believes violate this Section 11. Any such meeting shall occur within three business days of notice and may be held in person or by telephonic, video conferencing or similar electronic means.

(e)Non-Disparagement. During and after the Employment Period, Executive agrees not to make any disparaging or derogatory statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. For this purpose, the term “disparage” means, with respect to any individual or entity, negative comments regarding their integrity, fairness, satisfaction of obligations, overall performance, business practices, investment decisions, business model, equityholders, or personnel. These nondisparagement obligations shall not in any way affect Executive’s obligation to testify truthfully in any legal proceeding.

12.Violations of Covenants.

(a)Injunctive Relief. Executive agrees and acknowledges (i)  that the provisions of Sections 10 and 11 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries, (ii) that his violation of any of the covenants or agreements contained in such Sections may cause irreparable injury to the Company and its subsidiaries, (iii) that the remedy at law for any violation or threatened violation thereof may be inadequate, and (iv) that, in the event of any violation or threatened violation thereof, the Company may be entitled to temporary and permanent injunctive or other equitable relief as it may deem appropriate without the accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies available to the Company.

(b)Enforcement. If any provision of this Agreement shall be deemed to be invalid or unenforceable, as may be determined by a court of competent jurisdiction, this Agreement shall be deemed to delete or modify, as necessary, the offending provision and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

(c)Survival. The provisions of this Section 12 and of Sections 10 and 11 above shall survive the expiration or earlier termination of this Agreement for any reason whatsoever.

13.Insurance. The Company shall promptly (and, in any event, within thirty (30) days following receipt from Executive of written evidence of Executive’s having made expenditures therefor) reimburse Executive (up to an aggregate maximum of $2,500 in any year) for premiums paid by Executive for life, disability and/or similar insurance policies.

14.Successors; Binding Agreement.

(a)Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require a successor employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, and shall be binding upon and enforceable against, Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following the Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive or otherwise to his legal representatives or estate.
15.Notice. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

To the Company:
Equity One, Inc.
410 Park Avenue
New York, New York 10022
Attention: General Counsel

with copies to:
The Chair of the Compensation Committee
and to
UNTIL JUNE 24, 2016:
Daniel P. Adams, Esq.
Goodwin Procter LLP
53 State Street
Boston, MA 02109

AFTER JUNE 24, 2016:
Daniel P. Adams, Esq.
Goodwin Procter LLP
100 Northern Avenue

To Executive:	William Brown 182 Broadway Dobbs Ferry, NY 10522

or to such other address as either party may have furnished to the other in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally recognized, overnight courier, on the business day following dispatch, and (c) in the case of mailing, on the third business day following such mailing.
16.Attorneys’ Fees. If either party is required to seek legal counsel to enforce the terms and provisions of this Agreement through any action, suit or other legal or equitable proceeding or to defend any such legal or equitable proceeding, the prevailing party in any such legal or equitable proceeding shall be entitled to recover reasonable attorneys’ fees and costs (including on appeal).

17.Litigation and Regulation Cooperation. During and after Executive’s employment, Executive shall cooperate fully that the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company.

18.Miscellaneous and Waiver of Jury Trial. No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company or such waiver is set forth in writing and signed by the party to be charged therewith. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. Except as herein otherwise provided, the respective rights and obligations of the parties hereto under this Agreement shall survive the expiration or termination of Executive’s employment (whether by resignation or otherwise) and the expiration or termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. DUE TO THE AGREEMENT IN SECTION 19 TO ARBITRATE ALL DISPUTES, EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ITS OR HIS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUIT, LITIGATION OR OTHER JUDICIAL PROCEEDING REGARDING THIS AGREEMENT OR ANY DISPUTE HEREUNDER OR RELATING HERETO.

19.Arbitration of Disputes. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, both substantive and remedial. Any dispute under or with respect to this Agreement shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by Executive and the Company or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Manhattan, New York in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The prevailing party in any such arbitration shall be entitled to the fees charged by AAA for administering the arbitration and the fees charged by the arbitrator for his or her services. In the event that any person or entity other than Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. This Section shall be specifically enforceable. In the event of any court action to enforce this Section or an arbitration award pursuant to it, Executive unconditionally and irrevocably agrees that the exclusive forum and venue for any action, suit or proceeding shall be in Manhattan, New York, and consents to submit to the exclusive jurisdiction, including, without limitation, personal jurisdiction, and forum and venue of the state and federal courts located in Manhattan, New York. EXECUTIVE HEREBY EXPRESSLY WAIVES HIS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUIT, LITIGATION OR OTHER JUDICIAL PROCEEDING REGARDING THIS AGREEMENT OR ANY DISPUTE HEREUNDER OR RELATING HERETO.
20.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision or provisions contained in this Agreement shall be deemed illegal or unenforceable, the remaining provisions contained in this Agreement shall remain in full force and effect, and this Agreement shall be interpreted as if such illegal or unenforceable provision or provisions were not contained in this Agreement, subject, however, to Section 12(b), which to the extent applicable shall supersede and govern.

21.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

22.Entire Agreement. This Agreement, including any other agreements contemplated herein, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, director, employee or representative of either party hereto in respect of such subject matter.

23.Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation. Unless otherwise expressly provided, the Company shall not be required to reimburse Executive for any adverse tax consequences for associated with any payment or reimbursement hereunder.

24.Insurance; Indemnity. Executive shall be covered by the Company’s directors’ and officers’ liability insurance policy, and errors and omissions coverage, to the extent such coverage is generally provided by the Company to its directors and officers and to the fullest extent permitted by such insurance policies. Nothing herein is or shall be deemed to be a representation by the Company that it provides, or a promise by the Company to obtain, maintain or continue, any liability insurance coverage whatsoever for its executives. In addition, the Company shall enter into its standard indemnity agreement by which Company commits to indemnify a Company officer in connection with claims, suits or proceedings arising as a result of Executive’s service to the Company.

25.Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.
EQUITY ONE, INC.
By: /s/ David Lukes
Name: David Lukes
Title: Chief Executive Officer

/s/ William Brown